EXHIBIT 10.16

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                                                          As Amended Through
                                                           February 12, 2001
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                           SCHULTZ SAV-O STORES, INC.
                          OFFICER ANNUAL INCENTIVE PLAN

1.       Purpose

         The purpose of the Schultz Sav-O Stores, Inc. Officer Annual Incentive Plan ("Plan") is to (a) reward Participants on an individual and team basis for the achievement of corporate financial goals and objectives which increase the economic value of the Company for the benefit of all shareholders; (b) provide competitive levels of compensation to its executive officers to enable the Company to attract and retain highly qualified and talented individuals who are able to exert a significant impact on the economic value of the Company for the benefit of all shareholders; (c) encourage teamwork and cooperation in the achievement of corporate financial goals and objectives; and (d) recognize differences in the performance of individual Participants.

2.       Plan Administration

         The Compensation Committee of the Board of Directors (the "Committee") shall have full power, authority and responsibility for the design, construction, administration and interpretation of the Plan. The Committee may from time to time or at any time make such decisions and adopt such rules and regulations for the design, construction, administration and interpretation of the Plan as it deems appropriate. Any such decision made by the Committee shall be final, conclusive and binding upon all Participants and any person claiming under or through them. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by at least a majority of a quorum. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a unanimous vote at a meeting of the Committee duly called and held.

3.       Definitions

         3.1. "Base Salary" means the dollar amount of a Participant's annual base salary actually earned during the Plan Year, without adjustment for bonuses (hereunder or otherwise), salary deferrals, value of benefits, stock option or other equity-based incentive award grants or exercises, imputed income, special payments, amounts contributed to or earned under the Company's Retirement Savings Plan or its Executive Benefits Restoration Plan or similar existing or future plans.

         3.2. "Base Salary Percentage" means the percentage arrived at by dividing a Participant's Base Salary for a specified Plan Year by the aggregate Base Salaries of all Participants for the same Plan Year.

         3.3. "Bonus Amount" means a Participant's annual aggregate bonus amount which is calculated in the manner set forth in Section 5.1.

         3.4. "Bonus Pool" means the dollar amount of the cash award pool established for the specified Plan Year for the distribution of Bonus Awards to Participants for such Plan Year, calculated as follows:

                  Bonus Pool = (i) 10% of the dollar amount of the Current Year EVA plus (ii) 5% of the dollar amount of the Incremental EVA plus (iii) $25,000 for each percentage point increase, if any, in net sales of the Company for the specified Plan Year over net sales of the Company in the


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                  preceding Plan Year excluding increases in net sales due to the acquisition of other supermarkets or businesses (each as reflected in the Company's audited financial statements for such Plan Years, subject to adjustment as determined by the Board to take into account extraordinary, unusual or nonrecurring events or circumstances).

         3.5. "Company Performance Bonus Pool" shall be equal to twenty-five percent (25%) of the Bonus Pool for the specified Plan Year.

         3.6. "Current Year EVA" means the EVA as calculated for the specified Plan Year.

         3.7. "Discretionary Bonus" means, with respect to each Participant, an amount determined by the Committee based upon the Company's and/or the Participant's performance during the Plan Year. The Committee, in its sole discretion, shall determine the factors used to establish the Discretionary Bonus at the end of each Plan Year. Such factors will generally include (i) appreciation in price of the Company's common stock, (ii) increases in net sales due to multi-store acquisitions, (iii) the occurrence of extraordinary events that affect the Bonus Pool that would otherwise be available for the Plan Year, (iv) any expansion or increase in the Participant's then current duties and responsibilities, (v) any increases in the cost of living, (vi) the past performance by the Participant, and (vi) any other pertinent factors identified by the other factors that the Committee determines to be relevant to the financial performance and growth of the Company.

         3.8. "Economic Value Added" or "EVA" means the NOPAT that remains after subtracting the product of the Threshold Rate of Return multiplied by the Investment Amount, expressed as follows:

                  EVA = NOPAT - [Threshold Rate of Return x Investment Amount]

                  EVA may be positive or negative.

         3.9. "Incremental EVA" means the Current Year EVA minus the EVA for the prior Plan Year. For purposes of calculating Incremental EVA for the 1995 Plan Year, the EVA for 1994 was $1,128,000. Incremental EVA may not be negative.

         3.10. "Individual Performance Bonus" shall have the meaning set forth in Section 5.1.

         3.11. "Individual Performance Bonus Pool" shall be equal to seventy-five percent (75%) of the Bonus Pool for the specified Plan Year.

         3.12. "Individual Performance Factor" shall have the meaning set forth in Section 5.2.

         3.13. "Investment Amount" means the dollar amount of the Company's average investment for the Plan Year, calculated by adding the investment reflected on the Company's financial statements as of the end of each fiscal quarter, and then dividing by four, where investment is determined as follows:

                  Investment = indebtedness for borrowed money + shareholders' investment + obligations under capital leases

         3.14. "NOPAT" means the Company's net earnings after tax (without reduction for any Bonus Amounts or Bonus Pool accrued, paid or payable under the Plan), plus interest expense after tax for the Plan Year, all as reflected in the Company's audited financial statements for the Plan Year.



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         3.15.    "Participant" means an eligible executive officer of the
                  Company under Section 4.1 who has been selected to participate in the Plan for the Plan Year pursuant to Section 4.2.

         3.16. "Plan Year" means the one-year period coincident with the Company's applicable fiscal year.

         3.17. "Threshold Rate of Return" shall be the target percentage rate of return on the Investment Amount for the specified Plan Year established by the Committee at the beginning of each Plan Year based on the Company's weighted average cost of capital. For the 1995 Plan Year, the Threshold Rate of Return has been established by the Committee as 9.1%.

4.       Eligibility

         4.1. Eligible Executive Officers. In general, all executive officers who are also employees of the Company (which generally shall include those Company officers listed as such in the Company's annual report to shareholders) at the beginning of a Plan Year will be eligible for participation in the Plan. However, nomination of an executive officer by the Chief Executive Officer and approval by the Committee will be required for actual participation.

         4.2. Nomination and Approval. Each Plan Year, the Company's Chief Executive Officer will nominate eligible executive officers to participate in the Plan for the specified Plan Year. The Committee will have the final authority to select the Participants for such Plan Year from among the eligible executive officers nominated by the Company's Chief Executive Officer. Selection normally will take place, and will be communicated to each Participant, prior to or shortly after the beginning of the specified Plan Year.

5.       Bonus Amounts; Individual Performance Factors; Discretionary Bonus

         5.1. Calculation of Bonus Amounts. Each Participant's Bonus Amount for a specified Plan Year will be equal to his or her pro-rata portion of the Company Performance Bonus Pool plus his or her Individual Performance Bonus plus his or her Discretionary Bonus. For any specified Plan Year, a Participant's pro-rata portion of the Company Performance Bonus Pool shall be equal to the product of the Participant's Base Salary Percentage multiplied by the Company Performance Bonus Pool. The Participant's Individual Performance Bonus shall be equal to the product of the Participant's Base Salary Percentage multiplied by the Individual Performance Bonus Pool multiplied by his or her Individual Performance Factor; provided, however, that the aggregate Individual Performance Bonuses for all Participants for a specified Plan Year may not exceed the Individual Performance Bonus Pool for such Plan Year. If the aggregate Individual Performance Bonuses for all Participants for a specified Plan Year would exceed the Individual Performance Bonus Pool for such Plan Year, then the Committee in its discretion shall adjust the Participants' Individual Performance Bonuses so that such aggregate Individual Performance Bonuses will not exceed the Individual Performance Bonus Pool for such Plan Year.

         5.2. Individual Performance Factor Calculation. Each Participant's Individual Performance Factor for a Plan Year will be based on the Participant's accomplishment of individual and/or group financial and/or other goals or objectives established by the Company's Chief Executive Officer, with the approval and ratification of the Committee (or as determined solely by the Committee in the case of the Company's Chief Executive Officer), as of the beginning of the specified Plan Year. Whenever possible, individual performance will be evaluated according to quantifiable or objective benchmarks of success and the level of the Participant's relative achievement of such quantifiable benchmarks. An achievement percentage continuum that ranges from achieving 0% to 150% of the quantifiable benchmark opportunity will be established and the Participant's relative level of achievement of such quantifiable benchmarks will be enumerated accordingly from 0 to 1.5 based on such continuum. After the end of a Plan Year, the Company's Chief Executive Officer, with the approval and ratification of the Committee (or solely by the



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                  Committee in the case of the Company's Chief Executive
                  Officer), will evaluate and rate the Participant's performance over the Plan Year and the relative contribution of the Participant to the achievement of the previously established individual or group financial or other performance goals and objectives, and this evaluation will result in the Participant's Individual Performance Factor being determined according to the following schedule:

                             Performance                    Individual
                          Individual Rating              Performance Factor
                             Very Good                         1.5
                                Good                           1.0
                            Satisfactory                       0.5
                               Marginal                        0.0

6.       Change in Status During the Plan Year

         6.1. New Hire or Promotion. An executive officer who is newly hired or promoted during a specified Plan Year to an executive officer position which, if held by the Participant at the beginning of the Plan Year, would have otherwise allowed the Participant to be eligible for participation in the Plan will generally not be eligible to receive a Bonus Amount for such Plan Year; provided, however, that the Company's Chief Executive Officer, with the approval and ratification of the Committee (or solely by the Committee in the case of the Company's Chief Executive Officer) may waive this policy and allow such executive officer to receive a pro rata Bonus Amount for such Plan Year based on the percentage of the Plan Year the executive officer was employed in such eligible executive officer position (determined based on the actual number of full months of employment in such executive officer position during the Plan Year divided by 12). Any such waiver of this policy will take into account such factors as the executive officer's contributions to the Company's achievement of corporate financial goals and objectives in such executive officer position and the portion of the Plan Year the individual actually spent in such executive officer position.

         6.2. Death, Disability or Retirement. If a Participant's employment as an executive officer is terminated during a Plan Year by reason of death, disability or normal or early retirement, the Participant (or his or her heirs or personal representatives in the case of death) will receive a pro rata Bonus Amount for such Plan Year based on the percentage of the Plan Year the Participant was employed in such position (determined based on the actual number of full months of employment of such Participant during the Plan Year divided by 12); provided, however, that the Company's Chief Executive Officer, with the approval and ratification of the Committee (or solely by the Committee in the case of the Company's Chief Executive Officer) may waive this policy and allow such executive officer to receive the Bonus Amount for the Plan Year that the executive officer would have been entitled to if he or she had been an executive officer for the entire Plan Year. Any such waiver of this policy will take into account such factors as the executive officer's contributions to the Company's achievement of corporate financial goals and objectives in such executive officer position and the portion of the Plan Year the individual actually spent in such executive officer position.

         6.3. Termination for any Other Reason. If a Participant's employment is terminated during a Plan Year for any reason other than death, disability or retirement, such Participant will generally not be eligible to receive a Bonus Amount for such Plan Year; provided, however, that the Company's Chief Executive Officer, with the approval and ratification of the Committee (or solely the Committee in the case of the Company's Chief Executive Officer) may waive this policy and allow such Participant to receive a pro-rata Bonus Amount for such Plan Year based on the percentage of the Plan Year the executive officer was employed in such eligible executive officer position (determined based on the actual number of full months of employment in such executive officer position during the Plan Year divided by 12).



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7.       Administrative Provisions

         7.1. Amendments and Terminations. The Company's Board of Directors shall have the right to modify or amend this Plan in whole or in part from time to time or at any time, or suspend it or terminate it entirely; provided, however, that no such modification, amendment, suspension or termination may, without the consent of any affected Participants (or beneficiaries of such Participants in the event of death), reduce the rights of any such Participants (or beneficiaries, as applicable) to a payment or distribution of a Bonus Amount already determined and earned under Plan terms in effect prior to such change. A Participant shall not be deemed to have earned or have any right to any Bonus Amount for a Plan Year until completion of that Plan Year and the determination of Bonus Amounts for such Plan Year by the Company's Chief Executive Officer and/or the Committee.

         7.2. Effect of Award on Other Employee Benefits. By acceptance of a Bonus Amount, each Participant agrees that such Bonus Amount is special additional compensation and that it will not affect adversely any other employee benefit (e.g., Retirement Savings Plan, Executive Benefits Restoration Plan, life insurance, etc.), in which the Participant participates or to which he is entitled, except as provided in Section 7.4 below. The existence of the Plan or the grant of any Bonus Amounts hereunder shall not restrict the ability of the Committee or the Board to grant any other discretionary bonuses to any executive officers, employees or others outside of the Plan.

         7.3. Retirement Programs; Severance Agreements. Bonus Amounts paid under this Plan shall be included in the Participant's compensation for purposes of the Company's Retirement Savings Plan, Executive Benefits Restoration Plan, any other qualified employee benefit plan and any applicable key executive employment and severance agreement with the Company.

         7.4. No Right to Continued Employment or Additional Bonus Amounts. A Participant's eligibility for or actual receipt of a Bonus Amount in any specified Plan Year shall not give the Participant any right to continued employment with the Company, and the right and power to dismiss or terminate the employment of the Participant for any reason whatsoever (other than as otherwise specified in any applicable contract of employment between the Participant and the Company) is specifically reserved to the Company. In addition, the selection of an eligible executive officer as a Participant in the Plan for any Plan Year shall not require or infer the inclusion or selection of such person as a Participant for any subsequent Plan Year or, if such person is subsequently so included or selected, shall not require that the same Bonus Amount provided to the Participant under the Plan for an earlier Plan Year be provided to such Participant for the subsequent Plan Year.

7.5. Adjustments to Performance Goals. When a performance goal or objective is based on Economic Value Added or other quantifiable financial or accounting measures, it may be appropriate to exclude certain items in order to properly measure performance. The Committee in its discretion will decide those items that shall be considered in adjusting actual results. For example, some types of items that may be considered for exclusion are:

                  a. Extraordinary Items. Any gains or losses which will be treated as extraordinary in the Company's financial statements under generally accepted accounting principles.

                  b. Unanticipated Nonrecurring Non-Ordinary Course Items. Unanticipated, nonrecurring, nonordinary course items such as:

                           (i) Gains or losses from the sale or disposal of real estate or property.


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                           (ii)     Gains resulting from insurance recoveries
                                    when such gains relate to claims filed in prior years.

                           (iii) Losses resulting from natural catastrophes, when the cause of the catastrophe is beyond the control of the Company and did not result from any failure or negligence on the Company's part.

                           (iv)     Changes in accounting policies or practices.

         7.6. Payment of Bonus Amounts. The Bonus Amounts payable for a Plan Year as determined by the Chief Executive Officer and/or Committee shall be distributed by the Company as soon as practicable after the date of the first public release of the Company's complete audited financial statements for such Plan Year.

8.       Miscellaneous

         8.1. Indemnification. Each person who is or who shall have been a member of the Committee or of the Company's Board of Directors, shall not be liable for, and shall be indemnified and held harmless by the Company against and from, any and all loss, cost, liability or expense (including attorneys' fees and disbursements) that may be imposed upon or incurred by him or her in connection with any claim, action, suit or proceeding to which he or she may be a party by reason of any action taken or failure to act under or pursuant to the Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification, advancement of expenses or reimbursement to which such persons may be entitled under the Company's Articles of Incorporation, By-Laws, Indemnity Agreements, as a matter of law under the Wisconsin Business Corporation Law, under applicable insurance policies or otherwise, or any other power or authority that the Company may have to indemnify or reimburse them or hold them harmless.

         8.2. Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.

         8.3. Withholding Taxes. The Company shall deduct from all Bonus Amounts paid or payable under the Plan any federal or state taxes required by law to be withheld with respect to such payments.

         8.4. Non-Transferable Benefits. Bonus Amounts (or any interests therein) paid or payable under the Plan are personal to Participants and are non-transferable and non-assignable during the life of a Participant.

         8.5. Unsecured Rights. The right of any Participant to receive a Bonus Amount under the Plan when determined and earned shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as a result of participation hereunder.

         8.6. Powers of Company Not Affected. The existence of the Plan shall not affect in any way the right or power of the Company, the Board of Directors or its shareholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

         8.7. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.

         8.8.     Effective Date. The effective date of the Plan is January 1,
                  1995.



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